Exhibit 99.1

CB&I Reports First Quarter 2011 Results

Earnings up 20% over Q1 2010

THE WOODLANDS, Texas--(BUSINESS WIRE)--April 26, 2011--CB&I (NYSE:CBI) today reported net income of $50.5 million, or $0.50 per diluted share, for the first quarter of 2011, compared with $42.2 million, or $0.42 per diluted share, in the first quarter of 2010. Revenue for the quarter was $954.3 million compared with first quarter 2010 revenue of $869.3 million. New awards totaled $1.012 billion compared with $560.2 million in the first quarter 2010, increasing the Company’s backlog to $7.04 billion.

During the quarter, the Company returned $42.0 million to shareholders, which included $37.0 million of stock repurchases and $5.0 million through the resumption of quarterly cash dividends. Cash and cash equivalents as of March 31 were $430.3 million.

“CB&I had solid operating performance in all three business sectors, leading to a first quarter consolidated gross profit of 14.3%, and operating income of 7.9% of revenue,” said Philip K. Asherman, President and CEO. “As we look to the future, the momentum in our end markets, our ability to capitalize on major new opportunities, and our proven technology and project execution capabilities reinforce our confidence in the earnings potential of the Company.”

Earnings Conference Call

CB&I will host a webcast on April 26 at 4:00 p.m. Central time (5:00 p.m. Eastern time) to discuss financial and operating results, and answer questions from investors. The webcast is available at www.CBI.com Investor Relations/Company Highlights.

About CB&I

CB&I (NYSE:CBI) engineers and constructs some of the world’s largest energy infrastructure projects. With premier process technology, proven EPC expertise, and unrivaled storage tank experience, CB&I executes projects from concept to completion. Safely. Reliably. Globally. For more information, visit www.cbi.com.

Forward-Looking Statement

This release contains forward-looking statements regarding CB&I and represents our expectations and beliefs concerning future events. These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties. When considering any statements that are predictive in nature, depend upon or refer to future events or conditions, or use or contain words, terms, phrases, or expressions such as “achieve,” “forecast,” “plan,” “propose,” “strategy,” “envision,” “hope,” “will,” “continue,” “potential,” “expect,” “believe,” “anticipate,” “project,” “estimate,” “predict,” “intend,” “should,” “could,” “may,” “might,” or similar forward-looking statements, we refer you to the cautionary statements concerning risk factors and “Forward-Looking Statements” described under “Risk Factors” in Item 1A of our Annual Report filed on Form 10-K filed with the SEC for the year ended December 31, 2010, and any updates to those risk factors or “Forward-Looking Statements” included in our subsequent Quarterly Reports on Form 10-Q filed with the SEC, which cautionary statements are incorporated herein by reference.

Chicago Bridge & Iron Company N.V.
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months
	Ended March 31,
	2011	2010

Revenue	$954,271	$869,324
Cost of revenue	817,555	747,043

Gross profit	136,716	122,281
% of Revenue	14.3%	14.1%
Selling and administrative expenses	57,665	51,248
% of Revenue	6.0%	5.9%
Intangibles amortization	6,292	5,948
Other operating (income) expense, net	(898)	73
Equity earnings	(1,346)	(3,509)

Income from operations	75,003	68,521
% of Revenue	7.9%	7.9%
Interest expense	(3,057)	(3,720)
Interest income	1,372	1,236

Income before taxes	73,318	66,037

Income tax expense	(21,754)	(21,132)

Net income	51,564	44,905

Less: Net income attributable to noncontrolling interests	(1,058)	(2,714)

Net income attributable to CB&I	$50,506	$42,191

Net income attributable to CB&I per share:
Basic	$0.51	$0.43
Diluted	$0.50	$0.42

Weighted average shares outstanding:
Basic	98,540	98,728
Diluted	100,847	100,952

Cash dividends on shares:
Amount	$4,990	$-
Per Share	$0.05	$-

Chicago Bridge & Iron Company N.V.
Segment Information
(in thousands)

	Three Months Ended March 31,
	2011		2010

		% of		% of
NEW AWARDS*		Total		Total
CB&I Steel Plate Structures	$291,544	29%	$187,430	33%
CB&I Lummus	586,703	58%	273,710	49%
Lummus Technology	133,316	13%	99,100	18%
Total	$1,011,563		$560,240

		% of		% of
REVENUE		Total		Total
CB&I Steel Plate Structures	$368,708	38%	$334,908	38%
CB&I Lummus	464,570	49%	466,102	54%
Lummus Technology	120,993	13%	68,314	8%
Total	$954,271		$869,324

		% of		% of
INCOME FROM OPERATIONS		Revenue		Revenue
CB&I Steel Plate Structures	$36,924	10.0%	$32,093	9.6%
CB&I Lummus	15,015	3.2%	19,288	4.1%
Lummus Technology	23,064	19.1%	17,140	25.1%
Total	$75,003	7.9%	$68,521	7.9%

* New awards represents the value of new project commitments received by the Company during a given period.

Chicago Bridge & Iron Company N.V.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2011	2010

ASSETS

Current assets	$1,320,975	$1,206,648
Equity investments	93,846	92,400
Property and equipment, net	279,359	290,206
Goodwill and other intangibles, net	1,164,014	1,154,256
Other non-current assets	159,475	166,024

Total assets	$3,017,669	$2,909,534

LIABILITIES AND SHAREHOLDERS' EQUITY

Notes payable	$4,817	$334
Current maturity of long-term debt	40,000	40,000
Other current liabilities	1,452,246	1,400,299
Long-term debt	40,000	40,000
Other non-current liabilities	338,865	345,056

Shareholders' equity	1,141,741	1,083,845

Total liabilities and shareholders' equity	$3,017,669	$2,909,534

Chicago Bridge & Iron Company N.V.
Condensed Consolidated Statements of Cash Flows and Other Financial Data
(in thousands)

	Three Months Ended March 31,
	2011	2010

CASH FLOWS

Cash flows from operating activities	$(39,362)	$14,279
Cash flows from investing activities	(2,416)	(2,970)
Cash flows from financing activities	(24,238)	(3,121)
Effect of exchange rate changes on cash	14,535	2,567

(Decrease) increase in cash and cash equivalents	(51,481)	10,755
Cash and cash equivalents, beginning of the year	481,738	326,000
Cash and cash equivalents, end of the period	$430,257	$336,755

OTHER FINANCIAL DATA

(Increase) decrease in receivables, net	$(122,931)	$49,548
Change in contracts in progress, net	(13,196)	9,408
Increase (decrease) in accounts payable	39,314	(92,949)
Change in contract capital	$(96,813)	$(33,993)

Depreciation and amortization	$17,266	$19,721
Capital expenditures	$5,013	$4,478

	March 31,	December 31,
	2011	2010

Backlog *	$7,039,712	$6,906,633

* Backlog includes the value of new award commitments until work is performed and revenue is recognized or until cancellation. Backlog may also fluctuate with currency movements.

CONTACT:
CB&I
Media: Jan Sieving, +1 832-513-1111
or
Investors: Christi Thoms, +1 832-513-1200